EXHIBIT 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BioNeutral Group, Inc. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 10, 2012, with respect to our audits of the consolidated financial statements of BioNeutral Group, Inc. as of October 31, 2011 and 2010 and for the years then ended appearing in the Annual Report on Form 10-K of BioNeutral Group, Inc. for the year ended October 31, 2011.

/s/ Marcum llp

Marcum llp
New York, New York
November 7, 2012